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EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

    Intimate Brands, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware. DOES HEREBY CERTIFY:

    FIRST: That at a meeting of the Board of Directors of said corporation, resolutions were duly adopted setting forth proposed amendments to the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendments to be advisable and calling a meeting of stockholders for consideration thereof. The resolution setting forth the proposed amendments is as follows:

      RESOLVED, that: (i) Section 1(a) of Article Fourth of the Amended and Restated Certificate of Incorporation be amended to read in its entirety as follows:

      (a) The total number of shares of stock which the Corporation shall have the authority to issue is 2,255,000,000, consisting of 2,200,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), and 55,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"). The Common Stock of the Corporation shall be all of one series, and shall be divided into two classes, consisting of Class A Common Stock and Class B Common Stock. The Preferred Stock may be issued in one or more series having such designations as may be fixed by the Board of Directors.

        (ii) Section 2(c) of Article Fourth of the Amended and Restated Certificate of Incorporation be amended to read in its entirety as follows:

      (c) Of the 2,200,000,000 shares of Common Stock of the Corporation 1,100,000,000 shares are designated as shares of Class A Common Stock and 1,100,000,000 shares are designated as shares of Class B Common Stock. The number of shares designated as Class A Common Stock or Class B Common Stock may be increased or decreased from time to time by a resolution or resolutions adopted by the Board of Directors or any duly authorized committee thereof and in accordance with paragraph (d)(5)(E) below without the consent of the holders of any outstanding shares of Common Stock or Preferred Stock.

    SECOND: That thereafter, pursuant to a resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice and in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

    THIRD: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, Intimate Brands, Inc. has caused this certificate to be signed by Samuel P. Fried, its Senior Vice President, General Counsel and Secretary, and attested by Douglas L. Williams, its Assistant Secretary, this 31st day of May, 2001.

INTIMATE BRANDS, INC.
By:	/s/ SAMUEL P. FRIED Samuel P. Fried Senior Vice President General Counsel and Secretary
ATTEST:
By:	/s/ DOUGLAS L. WILLIAMS Douglas L. Williams Assistant Secretary

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  EXHIBIT 3.1
CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION